EXHIBIT 23-c

November 21, 2011

Re:	Registration Statement, filed by Morgan Stanley dated November 21, 2011

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel for Morgan Stanley (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a form of prospectus (the “Prospectus”), dated November 21, 2011, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock (the “Program Securities”).

We hereby consent to any reference to us, in our capacity as tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Program Security or Program Securities prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date.  The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP